TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is entered into as of [_April 3_], 2010 (“Effective Date”) by and between, Global 1 Enterprises, Inc., a Nevada corporation, (“Global” or “Licensor”), and C$ cMoney, Inc., a Delaware corporation (“cMoney” or “Licensee”).  Licensor and Licensee are referred to herein collectively as the “Parties” and each, individually, as a “Party.”

RECITALS

WHEREAS, Global is the owner of certain Intellectual Property (as defined below) relating to the Technology (as defined below), which includes the registered and applied-for intellectual property rights specified in Schedule A, attached hereto; and

WHEREAS, subject to the terms and conditions hereinafter set forth, Licensor wishes to grant to Licensee, and Licensee desires to obtain from Licensor, a license to use the Intellectual Property on an exclusive basis during the Term within the Territory(as defined below);

NOW, THEREFORE, in consideration of the promises and the mutual covenants and undertakings contained herein, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

ARTICLE I.                      DEFINITIONS

Definitions.  For the purposes of this Agreement, unless otherwise defined herein, capitalized terms used herein shall have the meanings hereinafter specified:

1.1 “Action” means any claim, action, suit, arbitration, audit, investigation, hearing or proceeding by or before any Governmental Authority or arbitral body.

1.2 “Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person.  For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership, by contract or otherwise.

1.3 “Agreement” shall have the meaning set forth in the Preamble of this Agreement.

1.4 “Business Day” means any day other than (i) a Saturday, (ii) a Sunday or (iii) a legal holiday in the State of Texas or any such day on which banking institutions in the State of Texas generally are not open for the conduct of regular business.

1.5 “Commercialize” or “the Commercialization of” means to make, have made, export, transport, use, offer for sale, sell or otherwise commercially exploit.

1.6 “Confidential Information” means any confidential or proprietary information of either Party or any of its Affiliates, including, without limitation, the Intellectual Property and any other confidential or proprietary information relating to (i) customers, suppliers, products or services, (ii) prices or pricing policies, sales margins or discounts, (iii) marketing plans, methods or objectives, (iv) organization or capital structure, financial performance, business plans or initiatives or strategy, (v) product or manufacturing technologies, project plans, data models, systems design, methodology, processes, competitive advantages and disadvantages, operating procedures and product features, and (vi) any other matter which is generally regarded as confidential or proprietary in any industry or other business engaged in by either Party, which would give the other Party an opportunity to gain an advantage over its competitors or which the disclosing Party might consider confidential or proprietary.  Confidential Information may be oral, written or pictorial and may be in the form of computerized or other electronic data.

1.7 “Disclosing Party” shall have the meaning set forth in Section 9.1 of this Agreement.

1.8 “Dispute” shall have the meaning set forth in Section 12.9(a) of this Agreement.

1.9 “Dispute Escalation Notice” shall heave the meaning set forth in Section 12.9(a) of this Agreement.

1.10 “Effective Date” shall have the meaning set forth in the Preamble of this Agreement.

1.11 “Governmental Authority” means any government or any agency, bureau, board, commission, court, department, political subdivision, tribunal, or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state or local, domestic or foreign, and including any multinational authority or non-governmental authority which licenses or authorizes or may license or authorize the manufacturing, distribution, marketing or sale of a Product.

1.12 “Governmental Order” means any order, writ, judgment, injunction, decree, request, demand, stipulation, ruling, determination or award entered by or with any Governmental Authority.

1.13 “Improvements” means any and all modifications made by Licensor or Licensee to the Intellectual Property during the Term of this Agreement.

1.14 “Indemnified Party” shall have the meaning set forth in Section 8.2(a) of this Agreement.

1.15 “Indemnifying Party” shall have the meaning set forth in Section 8.2(a) of this Agreement.

1.16 “Intellectual Property” means any and all inventions, copyrights, copyright applications, patents, patent rights and licenses, patent applications, trademarks and service marks, trade dress and other trade indicia, including any and all applications and registrations related thereto, trade secrets, developments, methods, processes, ideas, works, concepts, and licenses related to same, related to the Technology, and any and all know-how, Improvements, and other intellectual property related to the Technology owned by Global, or to which Global otherwise has rights.

1.17 “Law” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.18 “License” means the rights and licenses with respect to the Intellectual Property granted pursuant to this Agreement.

1.19 “Licensee” shall have the meaning set forth in the Preamble of this Agreement.

1.20 “Licensor” shall have the meaning set forth in the Preamble of this Agreement.

1.21 “Materials” shall have the meaning set forth in Article 2 of this Agreement.

1.22 “Notice of Dispute” shall have the meaning set forth in Section 12.9(a) of this Agreement.

1.23  “Party” and “Parties” shall have the meaning set forth in the Preamble of this Agreement.

1.24 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, university, college, Governmental Authority or other entity.

1.25 “Product” means the mobile payment application product developed or Commercialized by cMoney under the Intellectual Property following the Effective Date of this Agreement.

1.26 “Receiving Party” shall have the meaning set forth in Section 9.1 of this Agreement.

1.27 “Technology” means the mobile payment technologies and inventions owned and/or in use by Global as of the Effective Date of this Agreement, as more fully described in Schedule A hereto.

1.28 “Term” shall have the meaning set forth in Section 11.1 of this Agreement.

1.29           “Territory” means the United States and Australia.

1.30           Third-Person Claim” shall have the meaning set forth in Section 8.2(a) of this Agreement

1.31           Interpretation.  Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Exhibit and Schedule are references to the Preamble, Recitals, Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (d) the word “or” shall not be exclusive; (e) the words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section; (f) the headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (h) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (i) references to any statute, listing rule, rule, standard, regulation or other Law include a reference to (i) the corresponding rules and regulations and (ii) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (j) references to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section.

ARTICLE II.                      LICENSE

Grant of License.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, non-transferable (except as set forth in Article VI hereof), sub-licensable right, license and authority under the Intellectual Property to develop, exploit, make, have made and otherwise Commercialize the Product, including in the use of any and all marketing or advertising materials, product packaging or product, training or service literature (the “Materials”) associated therewith, during the applicable Term within the Territory.

ARTICLE III.                                CONSIDERATION

Consideration.  In consideration of the rights granted in Article II above, Licensee shall pay a fee to Licensor one million, five hundred thousand dollars each year on or before May 31st of each year during the Term of this Agreement beginning May 31, 2010.

ARTICLE IV.                                OWNERSHIP OF THE INTELLECTUAL PROPERTY

4.1 Ownership of Intellectual Property.  Licensee acknowledges that the Intellectual Property and all rights therein and thereto belong exclusively to Licensor and shall be subject to the terms of this Agreement.  Licensor shall have the right and obligation to prepare, file and prosecute and maintain all U.S. and foreign patents included in the Intellectual Property and shall bear the costs of any such filing, preparation and maintenance.  Licensee’s use of the Intellectual Property shall inure solely to the benefit of Licensor.

4.2 Marking.  Licensee shall use the Intellectual Property only in such manner as will comply with the provisions of applicable Laws relating to the Intellectual Property.  Specifically, Licensee shall mark, in a manner that is visible to the public, all Products or their containers that are made, used or sold under the terms of this Agreement in accordance with applicable patent marking laws.

4.3 Patent Term Extension.  Both Parties hereby agree to fully cooperate with each other and to obtain an extension of the term of any patent included in the Intellectual Property under the applicable laws of any country.  Each Party agrees to execute such documents to take additional actions as the other Party may reasonably request in connection therewith.

ARTICLE V.                                PROTECTION OF INTELLECTUAL PROPERTY; LITIGATION

5.1 Unauthorized Use.  Licensee shall notify Licensor immediately upon becoming aware of (a) any conflicting uses of, or any applications of or registrations for, any Intellectual Property or any derivation, translation, adaptation, or combination of the Intellectual Property or any equivalent or confusingly similar variation thereof, (b) any acts of infringement, unfair competition, unauthorized use or dilution involving the Intellectual Property, or (c) any allegations that the use of the Intellectual Property by Licensor or Licensee infringes the intellectual property rights (including rights relating to unfair competition) of any other Person.

5.2 Enforcement.  During the Term, Licensor will have the sole right, but not the obligation, to initiate any opposition, cancellation or infringement proceedings necessary to enforce the rights associated with the Intellectual Property.  Licensor shall have the right, but not the obligation, to include Licensee as a party in any such enforcement proceedings, and Licensee agrees to join in such proceedings, at Licensor’s expense, as a voluntary plaintiff or claimant upon request of Licensor, and Licensee shall cooperate fully with Licensor in such proceedings, at Licensor’s expense.  Licensor shall have the sole right to control and settle any such proceedings.

5.3 Recovery.  Any recovery obtained as a result of any action pursuant to this Article V shall be retained by Licensor.

ARTICLE VI.                                ASSIGNMENT

Subject to the provisions of subsections (a) through (c) below, this Agreement will be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof.

(a) No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(b) Notwithstanding subsection (a), either Party, upon providing the other Party written notice, may without the consent of the other Party:  (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; and/or (ii) designate one or more of its Affiliates to perform its obligations hereunder.

(c) Notwithstanding subsection (a), either Party (or its permitted successive assignees or transferees hereunder), upon providing the other Party prior written notice, may, without the consent of the other Party, assign or transfer this Agreement as a whole to an entity that succeeds to all or substantially all of the business or assets of such Party related to the Products.

ARTICLE VII.                                REPRESENTATIONS; WARRANTY DISCLAIMER

7.1 In General.

(a)           Duly Executed.  Each Party represents and warrants to the other that it has duly authorized, executed and delivered this Agreement, which, subject to the due execution and delivery hereof by the other Party, constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)           Duly Authorized; No Conflicts.  The execution, delivery and performance of this Agreement by such Party and all instruments and documents to be delivered by such Party hereunder and the performance of such Party’s obligations hereunder:  (i) are within the power of such Party; (ii) have been duly authorized by all necessary corporate action; (iii) do not result in a breach or violation of, or default under, the organizational documents of such Party; (iv) do not violate any applicable Laws; (v) do not and will not result in a breach or violation of, or default under, any contractual obligation of such Party; and (vi) no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with authorization, execution, delivery and performance by a Party of this Agreement, except such as shall have been obtained prior to the Effective Date.

(c)           Duly Organized.  Such Party (i) is duly organized, validly existing and to the extent such concept is applicable in a jurisdiction, is in good standing under the laws of the jurisdiction of its organization and (ii) is duly qualified to do business and to the extent such concept is applicable in a jurisdiction, in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the property owned by it make such qualification necessary, except for those jurisdictions where the failure to be so qualified does not constitute a material adverse effect; and (iii) will not be in a breach or violation of, or default under, the organizational documents.

7.2 Licensor Representations and Warranties.  Licensor represents and warrants to Licensee that (a) Schedule A hereto contains a complete and accurate list of all registered and applied-for Intellectual Property rights owned or in use by Licensor related to the Technology as of the Effective Date; (b) there is no other registered or applied-for Intellectual Property related to the Technology other than the Intellectual Property rights listed in Schedule A; (c) all Intellectual Property rights listed in Schedule A are valid and enforceable, and Licensor owns and possesses, or has rights to use and/or license, all Intellectual Property rights listed in Schedule A owned or in use by Licensor in connection with the Technology; and (d) the use of the Intellectual property rights listed in Schedule A in connection with the Technology as of the Effective Date has not infringed and will not infringe any Intellectual Property rights of any third Person.

ARTICLE VIII.                                INDEMNIFICATION

8.1 Indemnification.  Each Party hereby agrees to jointly and severally indemnify, defend and hold harmless the other, including its Affiliates, successors and assigns, from and against any losses arising out of any Third-Person Claim resulting from any misrepresentation, breach of warranty, or non-fulfillment of any covenant or agreement on the part of such Party hereunder.  Further, Licensor hereby agrees to jointly and severally, indemnify, defend and hold Licensee and its Affiliates, successors and assigns harmless from and against any losses arising out of any Third-Person Claim resulting from use of the Intellectual Property by Licensee or otherwise arising in any manner out of the use of the Intellectual Property by Licensee.

8.2 Procedures.  The following provision shall govern indemnification under this Article VIII:

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article VIII, including any pending or threatened claim or demand by a third Person that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third Person against the Indemnified Party, each a “Third-Person Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII, except to the extent that the Indemnifying Party is prejudiced by such failure.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Article VIII(a) in respect of a Third-Person Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third-Person Claim, assume the defense and control of any Third-Person Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Person Claim with its own counsel and at its own expense.  The Indemnified Party may take any actions reasonably necessary to defend such Third-Person Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence.  The Indemnified Party shall cooperate fully with the Indemnifying Party in the defense of any Third-Person Claim.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third-Person Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third-Person Claim.  The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party.

(c) Notwithstanding anything to the contrary contained in this Article VIII, no Indemnifying Party shall have any liability under this Article VIII for any losses arising out of or in connection with any Third-Person Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.

(d) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Article VIII(a) that does not involve a Third-Person Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII.  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

(e) In the event a claim or any Action for indemnification under this Article VIII has been finally determined, the amount of such final determination shall be paid by the Indemnifying Party to the Indemnified Party, in each case on demand in immediately available funds.  A claim or an Action, and the liability for and amount of damages therefore, shall be deemed to be “finally determined” for purposes of this Article VIII when the Parties have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order has been entered into with respect to such claim or Action.

ARTICLE IX.                                CONFIDENTIAL INFORMATION

9.1 General.  A Party (the “Receiving Party”) shall keep all Confidential Information received from or disclosed by the other Party (the “Disclosing Party”) or to which the Disclosing Party gave the Receiving Party access with the same degree of care it maintains the confidentiality of its own Confidential Information.  The Receiving Party shall not use such Confidential Information for any purpose other than in furtherance of the purposes of this Agreement or disclose the same to any other Person other than to such of its Affiliates or agents who have a need to know such Confidential Information to implement the terms of this Agreement.  The Receiving Party shall advise any Affiliates or agents who receive such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure that all such Affiliates or agents comply with such obligations as if they had been a Party hereto.  Upon termination of this Agreement, or earlier if so requested in writing by the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to return or destroy all documents, tapes or other media containing such Confidential Information in its possession, except that the Receiving Party may keep one copy of such Confidential Information in the files of the Receiving Party, solely for archival purposes.  Such archival copy shall be deemed to be the property of the Disclosing Party, and shall not be copied, used or distributed in any manner without the express prior permission of the Disclosing Party.  Without limiting the generality of the second sentence of this Section 9.1, the Receiving Party shall not use the Disclosing Party’s Confidential Information to develop, license, promote, market or sell any product other than the Products pursuant to the License granted hereunder.

9.2 Ownership.  All Confidential Information referenced in Section 9.1 shall remain the property of the Disclosing Party.  In the event that a Governmental Authority, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party shall promptly notify the Governmental Authority:  (i) that such Confidential Information remains the property of the Disclosing Party and (ii) of the confidentiality obligations under this Agreement.  In addition, the bankrupt or insolvent Party shall, to the extent permitted by Law, take all steps necessary or desirable to maintain the confidentiality of the Confidential Information and to insure that the Governmental Authority maintains such information in confidence in accordance with the terms of this Agreement.

9.3 Exceptions.  Each of Global and cMoney shall be relieved of any and all of the obligations of Section 9.1 with respect to a specific item of Confidential Information if such Confidential Information:

(a)           is in the public domain at the time of disclosure hereunder or subsequently comes within the public domain through no fault or action of the Receiving Party or its agents;

(b)           is in the possession or control of the Receiving Party or its agents at the time of disclosure by or on behalf of the Disclosing Party, other than through a prior disclosure by or on behalf of the Disclosing Party, or is independently discovered, after the date of disclosure, by the Receiving Party or its agents without the aid, application or use of the Confidential Information, in each such case as evidenced by written records;

(c)           is obtained by the Receiving Party from any Third Party not in violation of any confidentiality obligation to the Disclosing Party not to disclose such Confidential Information; or

(d)           is necessarily disclosed in order to comply with the terms of this Agreement or the requirements of applicable Law, in the reasonable opinion of the Receiving Party’s legal counsel; provided, however, that the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure of such Confidential Information sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action the Disclosing Party may deem to be appropriate to protect the confidentiality of the information.

ARTICLE X.                                LIMITATION OF LIABILITY

NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY CLAIMS FOR CONSEQUENTIAL, INCIDENTAL PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THE AGREEMENT OR ARISING UNDER STATUTE, IN TORT, OR CONTRACT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  THE FOREGOING LIMITATION WILL NOT APPLY TO LIMIT ANY PARTY’S LIABILITY WITH RESPECT TO (a) A THIRD PARTY, (b) FRAUD, OR (c) CRIMINAL ACTS.

ARTICLE XI.                                TERM AND TERMINATION

11.1 Term.  This Agreement shall commence as of the Effective Date and shall continue on until the last to expire of the Intellectual Property, unless terminated earlier pursuant to either Section 11.2 or 11.3 hereof (collectively, the “Term”).

11.2 Termination Upon Breach.  This Agreement may be terminated by a non-breaching Party upon notice to the breaching Party if there shall occur a material breach of this Agreement by the breaching Party and such breach is not cured within thirty (30) days after written notice from the non-breaching Party to the breaching Party.

11.3 Termination Upon Certain Insolvency Events.  This Agreement will immediately terminate if: (a) Licensee shall fail to pay its debts in the ordinary course of its business, or shall admit in writing its inability to pay its debt generally, or shall make a general assignment for the benefit of creditors or any proceeding shall be instituted by or against Licensee seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any proceeding instituted against Licensee, such proceeding shall not be stayed or dismissed within sixty (60) days from the date of institution thereof, or (b) Licensee shall take any corporate action to authorize any of the actions set forth in clause (a) above. The Parties agree that Section 11 U.S.C. § 365(n) of the Bankruptcy Code related to intellectual property licenses shall apply to the licenses herein in the event that Global and/or its Affiliates becomes subject to a proceeding subject to the Bankruptcy Code.

11.4 Effect of Termination.  Upon the termination of this Agreement, Licensee shall, subject to applicable Law, promptly: (a) cease any and all use of the Intellectual Property; (b) destroy and give notice to all agents and employees to destroy all Products and Materials utilizing the Intellectual Property and provide Licensor with a written statement guaranteeing such destruction has been completed; (c) discontinue use of the Intellectual Property; (d) cease indicating that Licensee is a licensee of Licensor; and (e) refrain from using or displaying any Products or Materials or performing any other act that would cause anyone to infer or believe Licensee is the owner of, or a licensee of Licensor with respect to, the Intellectual Property.

11.5 Rights and Remedies.  The rights and remedies of Licensor set forth in this Article XI are in addition to all other rights and remedies available at law or equity.

ARTICLE XII.                                MISCELLANEOUS

12.1 Survival.  Articles I, VIII, IX, and X of this Agreement, as well as the provisions of Sections 4.2, 11.4, 11.5, 12.4, 12.6, 12.9, 12.10, 12.11, and this Section 12.1, shall survive the termination of this Agreement for any reason.

12.2 Publicity.  Neither Party shall use the name of the other Party in any publicity, news release or advertisement related to this Agreement without the advanced written permission of the other Party; provided, cMoney may identify Global as the licensor of the Technology in any advertisement, solicitation, publication or report.

12.3 Relationship of the Parties.  Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement.  Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee.  No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval.  Further, nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.

12.4 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.4):

if to Licensor:

Global 1 Enterprises, Inc.

P.O. Box 572335

Houston, TX  77257

Attention:                      __________________

Facsimile:                      __________________

if to Licensee:

C$ cMoney, Inc.
P.O. Box 572335
Houston, TX  77257
Attention:                      Jennifer Pharris
Fax:                 (866) 470-3823

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, TX  77010
Attention:                      Charles S. Baker
Facsimile:                      (713) 651-5246

12.5 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

12.6 Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of Licensor, on the one hand, and Licensee, on the other hand, with respect to the subject matter of this Agreement.

12.7 No Third-Party Beneficiaries.  Except as expressly provided in Article VIII with respect to the specified indemnification rights of Indemnified Parties, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any customer or employee of Licensee) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.8 Amendment; Waiver.  No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the Parties.  No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise set forth herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

12.9 Dispute Resolution

(a) Negotiation.  Global, on the one hand, and cMoney, on the other hand, shall use their respective reasonable efforts to resolve any dispute, controversy, claim or difference arising out of, or in connection with, this Agreement (all of which are referred to herein as a “Dispute”), amicably and promptly by good faith negotiations between executives who have authority to settle the controversy.  Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business (“Notice of Dispute”).  Within seven (7) days after delivery of such Notice of Dispute, executives of the Parties shall agree to meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties.  If the matter has not been resolved within twenty five (25) days of the first meeting of such executives (or, if the Parties are unable to mutually agree upon an acceptable time and place to meet, within twenty five (25) days of the disputing Party’s Notice of Dispute), either Party may, by providing notice to the other Party (“Dispute Escalation Notice”), refer the matter to the respective officers of the Parties designated below:

For Global:                                _______________________________________

For cMoney:                                Jennifer Pharris, Chairman/CEO

All negotiations and communications pursuant to this Section 12.9 shall be treated and maintained by the Parties as Confidential Information and shall be treated as compromise and settlement negotiations for the purposes of the Federal and State Rules of Evidence.

(b) Failure to Resolve.  Such officers shall negotiate in good faith to resolve the matter in a manner satisfactory to both Parties within twenty five (25) days of the Dispute Escalation Notice.  In the event the matter is not resolved within such twenty five (25) days, or such additional time, if any, that the Parties mutually agree to in writing, either Party may initiate binding arbitration pursuant to the provisions of Section 12.9(c).

(c) Arbitration.  Any Dispute not settled pursuant to the foregoing provisions shall be submitted to binding arbitration in accordance with the following provisions.  Arbitration shall be the sole and exclusive manner in which to resolve any Dispute hereunder.

(i) The Party desiring to initiate arbitration in connection with any Dispute shall send, via certified mail, written notice of demand of arbitration to the other Party and the name of the arbitrator appointed by the Party demanding arbitration together with a statement of the matter in controversy.  Within fifteen (15) days after receipt of such demand, the receiving Party shall name its arbitrator.  The two arbitrators so selected shall within fifteen (15) days after their designation select a third arbitrator.  In the event either Party declines to appoint an arbitrator or the two chosen arbitrators are unable to select a third arbitrator, appointment of an arbitrator shall be made, upon application of either Party, pursuant to [the Commercial Arbitration Rules of the American Arbitration Association][the Rules of Arbitration of the International Chamber of Commerce].  If any arbitrator refuses or fails to fulfill his or her duties hereunder, such arbitrator shall be replaced by the Party which selected such arbitrator (or if such arbitrator was selected by another Person, through the procedure which such arbitrator was selected) pursuant to the foregoing provisions.

(ii) The arbitrators selected by the Parties are not required to be neutral, but the third arbitrator shall be neutral.

(iii) The Parties hereto hereby request and consent to the three (3) arbitrators conducting a hearing in Houston, Texas, no later than sixty (60) days following their selection or thirty (30) days after all prehearing discovery has been completed, whichever is later, at which the Parties shall present such evidence and witnesses as they may choose, with or without counsel.

(iv) Arbitration shall be conducted in accordance with [the Commercial Arbitration Rules of the American Arbitration Association][the Rules of Arbitration of the International Chamber of Commerce].

(v) Adherence to formal rules of evidence shall not be required.  The arbitrators shall consider any evidence and testimony that they determine to be relevant.

(vi) The Parties hereto hereby request that the arbitrators render their decision within thirty (30) days following conclusion of the hearing.

(vii) Any decision by a majority of the arbitration panel shall be final, binding and non-appealable.  Any such decision may be filed in any court of competent jurisdiction and may be enforced by either Party as a final judgment in such court.  There shall be no grounds for appeal of any arbitration award hereunder.

(viii) In the event arbitration (or, despite the Parties’ agreement to resolve the Disputes through binding arbitration, litigation) arising out of this Agreement is initiated by either Party, the prevailing Party, after the entry of a final non-appealable order, shall be entitled to recover from the other Party, as a part of said order, all court costs, fees and expenses of such arbitration (or litigation), including, without limitation, reasonable attorneys’ fees.

12.10 Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of laws principles that would require the application of any other law.

12.11 Obligations of Parties.  Each obligation of a Party under this Agreement to take (or refrain from taking) any action hereunder shall be deemed to include an undertaking by the Party to cause its Affiliates to take (or refrain from taking) such action.

12.12 Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first written above.

LICENSOR:

GLOBAL 1 ENTERPRISES, INC.

By:   /s/ Jennifer Pharris
Name: Jennifer Pharris
Title: President

LICENSEE:

C$ CMONEY, INC.

By: /s/ Jennifer Pharris
Name:  Jennifer Pharris
Title:  Chairman/CEO

SCHEDULE A

Intellectual Property

1.           TRADEMARKS

MARK	SERIAL NO.	GOODS / SERVICES
CMONEY	77/435,670	Electronic cash transactions

2.           PATENTS

PATENT NO.	INVENTION
PCT/US2009/039322	Transaction server configured to authorize payment transactions using mobile telephone devices
PCT/US2009/039328	Ghosting payment account data in a mobile telephone payment transaction system
PCT/US2009/039329	Mobile telephone transaction systems and methods